Memorandum

DATE: July 9, 2004

TO: File

FROM: Ciara McNeil

RE: Item 77(I): Form N-SAR for Fidelity Financial Trust

Pursuant to a Board approved vote on November 12, 2003, Fidelity Financial Trust commenced a new series of shares (Fidelity Strategic Dividend & Income Fund) on December 23, 2003.